EXHIBIT (17)(c)(ii)

DG INVESTOR SERIES

MONEY MARKET FUNDS
PROSPECTUS

DG Investor Series (the "Trust") is an open-end, management investment company (a mutual fund). This combined prospectus offers investors interests in the following two separate investment portfolios (individually or collectively referred to as the "Fund" or "Funds" as the context requires), each having a distinct investment objective and policies:

     - DG Prime Money Market Fund; and

     - DG Treasury Money Market Fund (formerly, DG U.S. Government Money Market
       Fund).

THE SHARES OFFERED BY THIS PROSPECTUS ARE NOT DEPOSITS OR OBLIGATIONS OF DEPOSIT GUARANTY NATIONAL BANK, ARE NOT ENDORSED OR GUARANTEED BY DEPOSIT GUARANTY NATIONAL BANK, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THESE SHARES INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE FUNDS ATTEMPT TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE; THERE CAN BE NO ASSURANCE THAT THE FUNDS WILL BE ABLE TO DO SO.

This prospectus contains the information you should read and know before you invest in the Funds. Keep this prospectus for future reference.


The Funds have also filed a Statement of Additional Information dated June 30, 1998 with the Securities and Exchange Commission ("SEC"). The information contained in the Statement of Additional Information is incorporated by reference into this prospectus. You may request a copy of the Statement of Additional Information or a paper copy of this prospectus, if you have received your prospectus electronically, free of charge by calling 1-800-530-7377. To obtain other information, or make inquiries about the Funds, contact the Trust at the address listed in the back of this prospectus, or you can visit the DG Investor Series' Internet site on the World Wide Web at (www.dgb.com). The Statement of Additional Information, material incorporated by reference into this document, and other information regarding the Funds is maintained electronically with the SEC at Internet Web site (http://www.sec.gov).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 30, 1998

TABLE OF CONTENTS
--------------------------------------------------------------------------------

SYNOPSIS                                                                 1
  Year 2000 Statement                                                    1

SUMMARY OF FUND EXPENSES                                                 2

FINANCIAL HIGHLIGHTS                                                     4

OBJECTIVE AND POLICIES OF EACH FUND                                      6
  Prime Money Market Fund                                                6
  Investment Risks                                                       8
  Treasury Money Market Fund                                             9

PORTFOLIO INVESTMENT AND STRATEGIES                                      9
  Repurchase Agreements                                                  9
  When-Issued and Delayed
   Delivery Transactions                                                 9
  Lending of Portfolio Securities                                       10
  Investing in Securities of Other Investment Companies                 10

INVESTMENT LIMITATIONS                                                  10

TRUST INFORMATION                                                       11
  Management of the Trust                                               11
  Distribution of Fund Shares                                           11

ADMINISTRATION OF THE FUNDS                                             13
  Expenses of the Funds                                                 13

NET ASSET VALUE                                                         13

INVESTING IN THE FUNDS                                                  14
  Share Purchases                                                       14
  Minimum Investment Required                                           14
  Systematic Investment Program                                         14

EXCHANGE PRIVILEGE                                                      14
  Exchanging Shares                                                     15

REDEEMING SHARES                                                        15
  Through the Bank                                                      15
  Systematic Withdrawal Program                                         16

ACCOUNT AND SHARE INFORMATION                                           17

EFFECT OF BANKING LAWS                                                  18

TAX INFORMATION                                                         18
  Federal Income Tax                                                    18
  State and Local Taxes                                                 18

PERFORMANCE INFORMATION                                                 19

ADDRESSES                                                               20

SYNOPSIS

The Trust was established as a Massachusetts business trust under a Declaration of Trust dated February 7, 1992. The Declaration of Trust permits the Trust to offer separate series of shares of beneficial interest representing interests in separate portfolios of securities. The shares in any one portfolio may be offered in separate classes. Shares of the Funds are designed for retail and trust customers of Deposit Guaranty National Bank and its affiliates as a convenient means of participating in professionally managed portfolios.

As of the date of this prospectus, the Trust is composed of nine portfolios. The following two portfolios are offered in this prospectus:

     - DG Prime Money Market Fund ("Prime Money Market Fund")--seeks to provide current income consistent with stability of principal; and

     - DG Treasury Money Market Fund ("Treasury Money Market Fund")--seeks to provide current income consistent with stability of principal and liquidity by investing only in a portfolio of short-term U.S. government securities.

For information on how to purchase shares of either of the Funds, please refer to "Investing in the Funds." A minimum initial investment of $1,000 is required for each Fund. Subsequent investments must be in amounts of at least $50 with regard to Prime Money Market Fund, and $100 with regard to Treasury Money Market Fund.

The Funds attempt to stabilize the value of a share at $1.00. Shares are currently sold and redeemed at that price.


YEAR 2000 STATEMENT

Like other mutual funds and business organizations worldwide, the Funds' service providers (among them, the adviser, distributor, administrator and transfer agent) must ensure that their computer systems are adjusted to properly process and calculate date-related information from and after January 1, 2000. Many software programs and, to a lesser extent, the computer hardware in use today cannot distinguish the year 2000 from the year 1900. Such a design flaw could have a negative impact in the handling of securities trades, pricing and accounting services. The Funds and their service providers are actively working on necessary changes to computer systems to deal with the year 2000 issue and believe that systems will be year 2000 compliant when required. Analysis continues regarding the financial impact of instituting a year 2000 compliant program on the Funds' operations.

SUMMARY OF FUND EXPENSES
--------------------------------------------------------------------------------
                        SHAREHOLDER TRANSACTION EXPENSES

                          DG TREASURY MONEY MARKET FUND

                  (FORMERLY, DG U.S. DG PRIME MONEY GOVERNMENT
                                                               MARKET FUND     MONEY MARKET FUND)
                                                              --------------   ------------------
Maximum Sales Charge Imposed on Purchases (as a percentage
  of offering price)........................................       None        None
Maximum Sales Charge Imposed on Reinvested Dividends (as a
  percentage of offering price).............................       None        None
Contingent Deferred Sales Charge (as a percentage of
  original purchase price or redemption proceeds, as
  applicable)...............................................       None        None
Redemption Fee (as a percentage of amount redeemed, if
  applicable)...............................................       None        None
Exchange Fee................................................       None        None

                                    ANNUAL OPERATING EXPENSES
                             (As a percentage of average net assets)
Management Fee (after waiver)(1)............................      0.30%        0.30%
12b-1 Fee(2)................................................      0.25%        0.00%
Total Other Expenses (after waiver)(3)......................      0.13%        0.27%
  Shareholder Services Fee(4)...............................      0.00%        0.15%
    Total Fund Operating Expenses(5)........................      0.68%        0.57%


(1) The management fees of DG Prime Money Market Fund and DG Treasury Money
Market Fund have been reduced to reflect the voluntary waivers by the adviser.
The adviser can terminate these voluntary waivers at any time at its sole discretion. The maximum management fee for these Funds is 0.50%.

(2) As of the date of this prospectus DG Treasury Money Market Fund is not paying or accruing 12b-1 fees. The Fund will not accrue or pay 12b-1 fees until a separate class of shares has been created for certain institutional investors.
DG Treasury Money Market Fund could pay 0.25% as a 12b-1 fee to the distributor.

(3) Other expenses for DG Prime Money Market Fund have been reduced to reflect the voluntary waiver of a portion of the administration fee. The administrator can terminate this voluntary waiver at any time at it sole discretion. The maximum Total Other Expenses for DG Prime Money Market Fund was 0.19%.

(4) As of the date of this prospectus, DG Prime Money Market Fund is not paying or accruing a shareholder services fee. If the Fund were paying or accruing the shareholder services fee, the Fund would be able to pay up to 0.15% of its average daily net assets for the shareholder services fee.

(5) Total Fund Operating Expenses would have been 0.94% for the DG Prime Money
Market Fund and 0.77% for the DG Treasury Money Market Fund absent the voluntary waivers described above in note (1) and note (3) above.


    THE PURPOSE OF THIS TABLE IS TO ASSIST AN INVESTOR IN UNDERSTANDING THE VARIOUS COSTS AND EXPENSES THAT A SHAREHOLDER OF THE FUNDS WILL BEAR, EITHER DIRECTLY OR INDIRECTLY. FOR MORE COMPLETE DESCRIPTIONS OF THE VARIOUS COSTS AND EXPENSES, SEE "TRUST INFORMATION" AND "INVESTING IN THE FUNDS." Wire-transferred redemptions of less than $5,000 may be subject to additional fees.

                          EXAMPLE                               1 Year     3 Years    5 Years      10 Years
                          -------                              --------   ---------   ---------   ---------
You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return, (2) redemption at the end
  of each time period, and (3) payment of the maximum sales
  charge. The Funds charge no contingent deferred sales
  charges.
  DG Prime Money Market Fund................................     $ 7      $22         $38          $85
  DG Treasury Money Market Fund.............................     $ 6      $18         $32          $71


    THE ABOVE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

                                     NOTES
--------------------------------------------------------------------------------

DG INVESTOR SERIES MONEY MARKET FUNDS

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD

The following table has been audited by KPMG Peat Marwick LLP, the Funds' independent auditors. Their report dated April 10, 1998 on the Funds' financial statements and financial highlights is included in the Annual Report dated February 28, 1998. This table should be read in conjunction with the Funds' financial statements and notes thereto, which may be obtained from the Funds.

                                                         NET ASSET DISTRIBUTIONS
                                                         VALUE,        NET      FROM NET
                                                        BEGINNING   INVESTMENT   INVESTMENT
            YEAR ENDED FEBRUARY 28 OR 29,               OF PERIOD     INCOME     INCOME
            -----------------------------               ---------     ------    ------
DG PRIME MONEY MARKET FUND
1998(a)...............................................    $1.00        0.05      (0.05)
DG TREASURY MONEY MARKET FUND
  (FORMERLY, DG U.S. GOVERNMENT
  MONEY MARKET FUND)
1993(b)...............................................    $1.00        0.02      (0.02)
1994..................................................    $1.00        0.03      (0.03)
1995..................................................    $1.00        0.04      (0.04)
1996..................................................    $1.00        0.05      (0.05)
1997..................................................    $1.00        0.05      (0.05)
1998..................................................    $1.00        0.05      (0.05)


(a) For the period from March 10, 1997 (date of initial public investment), to February 28, 1998.

(b) Reflects operations for the period from July 1, 1992 (date of initial public investment) to February 28, 1993. For the period from March 31, 1992 (start of business) to June 30, 1992, all income was distributed to the administrator.

(c) Based on net asset value, which does not reflect the sales load or contingent deferred sales charge, if applicable.

(d) Computed on an annualized basis.

(e) This voluntary expense decrease is reflected in both the expense and net investment income ratios.

                           RETURN TO AVERAGE NET ASSETS
                         ---------------------------------    NET ASSETS,
NET ASSET                              NET                      END OF
VALUE, END     TOTAL                INVESTMENT    EXPENSE       PERIOD
OF PERIOD    RETURN(C)   EXPENSES     INCOME     WAIVER(E)   (000 OMITTED)
---------    ---------   --------     ------     ---------   -------------
  $1.00        4.93%      0.68%(d)    4.98%(d)     0.26%(d)    $195,041
  $1.00        1.97%      0.41%(d)    2.88%(d)     0.38%(d)    $189,024
  $1.00        2.74%      0.54%       2.70%        0.20%       $189,315
  $1.00        4.06%      0.53%       3.96%        0.20%       $162,515
  $1.00        5.48%      0.51%       5.33%        0.20%       $245,647
  $1.00        4.83%      0.50%       4.74%        0.20%       $273,453
  $1.00        4.90%      0.57%       4.81%        0.20%       $349,051

OBJECTIVE AND POLICIES OF EACH FUND
--------------------------------------------------------------------------------

PRIME MONEY MARKET FUND

The investment objective of Prime Money Market Fund is current income consistent with stability of principal. This investment objective cannot be changed without shareholder approval. While there is no assurance that Prime Money Market Fund will achieve its investment objective, it endeavors to do so by complying with the diversification and other requirements of Rule 2a-7 under the Investment Company Act of 1940 which regulates money market mutual funds and by following the investment policies described in this prospectus.

Prime Money Market Fund pursues its investment objective by investing in a portfolio of money market securities maturing in 13 months or less. The average maturity of the securities in Prime Money Market Fund's portfolio, computed on a dollar-weighted basis, will be 90 days or less. Unless indicated otherwise, the investment policies may be changed by the Board of Trustees ("Trustees") without shareholder approval. Shareholders will be notified before any material change in these policies becomes effective.

ACCEPTABLE INVESTMENTS. Prime Money Market Fund invests in high quality money market instruments that are either rated in the highest short-term rating category by one or more nationally recognized statistical rating organizations ("NRSROs") or are of comparable quality to securities having such ratings. Examples of these instruments include, but are not limited to:

     - domestic issues of corporate debt obligations, including variable rate demand notes;

     - commercial paper (including Canadian Commercial Paper and Europaper);

     - certificates of deposit, demand and time deposits, bankers' acceptances and other instruments of domestic and foreign banks and other deposit institutions ("Bank Instruments");

     - short-term credit facilities;

     - asset-backed securities;

     - obligations issued or guaranteed as to payment of principal and interest by the U.S. government or one of its agencies or instrumentalities; and

     - other money market instruments.

The Fund invests only in instruments denominated and payable in U.S. dollars.

     VARIABLE RATE DEMAND NOTES. Variable rate demand notes are long-term debt instruments that have variable or floating interest rates and provide Prime Money Market Fund with the right to tender the security for repurchase at its stated principal amount plus accrued interest. Such securities typically bear interest at a rate that is intended to cause the securities to trade at par. The interest rate may float or be adjusted at regular intervals (ranging from daily to annually), and is normally based on a published interest rate or interest rate index. Most variable rate demand notes allow Prime Money Market Fund to demand the repurchase of the security on not more than seven days prior notice. Other notes only permit Prime Money Market Fund to tender the security at the time of each interest rate adjustment or at other fixed intervals. See "Demand Features." Prime Money Market Fund treats variable rate demand notes as maturing on the later of the date of the next interest rate adjustment or the date on which the Fund may next tender the security for repurchase.

     BANK INSTRUMENTS. Prime Money Market Fund only invests in Bank Instruments either issued by an institution having capital, surplus and undivided profits over $100 million, or insured by the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF"). Bank Instruments may include Eurodollar Certificates of Deposit ("ECDs"), Yankee Certificates of Deposit ("Yankee CDs") and Eurodollar Time Deposits ("ETDs"). Prime Money Market Fund will treat securities credit-enhanced with a bank's letter of credit as Bank Instruments.

     ASSET-BACKED SECURITIES. Asset-backed securities are securities issued by special purpose entities whose primary assets consist of a pool of loans or accounts receivable. The securities may take the form of beneficial interests in special purpose trusts, limited partnership interests, or commercial paper or other debt securities issued by a special purpose corporation. Although the securities often have some form of credit or liquidity enhancement, payments on the securities depend predominantly upon collections of the loans and receivables held by the issuer.

     SHORT-TERM CREDIT FACILITIES. Prime Money Market Fund may enter into, or acquire participations in, short-term borrowing arrangements with corporations, consisting of either a short-term revolving credit facility or a master note agreement payable upon demand. Under these arrangements, the borrower may reborrow funds during the term of the facility. Prime Money Market Fund treats any commitments to provide such advances as a standby commitment to purchase the borrower's notes.

CREDIT ENHANCEMENT. Certain of Prime Money Market Fund's acceptable investments may be credit-enhanced by a guaranty, letter of credit, or insurance. Any bankruptcy, receivership, default, or change in the credit quality of the party providing the credit enhancement will adversely affect the quality and marketability of the underlying security and could cause losses to Prime Money Market Fund and affect its share price.

DEMAND FEATURES. Prime Money Market Fund may acquire securities that are subject to puts and standby commitments ("demand features") to purchase the securities at their principal amount (usually with accrued interest) within a fixed period (usually seven days) following a demand by Prime Money Market Fund. The demand feature may be issued by the issuer of the underlying securities, a dealer in the securities, or by another third party, and may not be transferred separately from the underlying security. Prime Money Market Fund uses these arrangements to provide Prime Money Market Fund with liquidity and not to protect against changes in the market value of the underlying securities. The bankruptcy, receivership, or default by the issuer of the demand feature, or a default on the underlying security or other event that terminates the demand feature before its exercise, will adversely affect the liquidity of the underlying security. Demand features that are exercisable even after a payment default on the underlying security may be treated as a form of credit enhancement.

RESTRICTED AND ILLIQUID SECURITIES. Prime Money Market Fund may invest in restricted securities. Restricted securities are any securities in which Prime Money Market Fund may invest pursuant to its investment objective and policies but which are subject to restrictions on resale under federal securities law. Under criteria established by the Trustees, certain restricted securities are determined to be liquid. To the extent that restricted securities are not determined to be liquid, Prime Money Market Fund will limit their purchase, together with other illiquid securities including non-negotiable time deposits, and repurchase agreements providing for settlement in more than seven days after notice, to 10% of its net assets.

Prime Money Market Fund may invest in commercial paper issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. Section 4(2) commercial paper is restricted as to disposition under federal securities law, and is generally sold to institutional investors, such as Prime Money Market Fund, who agree that they are purchasing the paper for investment purposes and not with a view to public distribution. Any resale by the purchaser must be in an exempt transaction. Section 4(2) commercial paper is normally resold to other institutional investors like Prime Money Market Fund through or with the assistance of the issuer or investment dealers who make a market in Section 4(2) commercial paper, thus providing liquidity. Prime Money Market Fund believes that Section 4(2) commercial paper and possibly certain other restricted securities which meet the criteria for liquidity established by the Trustees of Prime Money Market Fund are quite liquid. Prime Money Market Fund intends, therefore, to treat the restricted securities which meet the criteria for liquidity established by the Trustees, including Section 4(2) commercial paper, as determined by Prime Money Market Fund's adviser, as liquid and not subject to the investment limitation applicable to illiquid securities.

CONCENTRATION OF INVESTMENTS. As a matter of policy which cannot be changed without shareholder approval, Prime Money Market Fund may invest 25% or more of its total assets in commercial paper issued by finance companies. The finance companies in which Prime Money Market Fund intends to invest can be divided into two categories, commercial finance companies and consumer finance companies. Commercial finance companies are principally engaged in lending to corporations or other businesses. Consumer finance companies are primarily engaged in lending to individuals. Captive finance companies or finance subsidiaries which exist to facilitate the marketing and financial activities of their parent will, for purposes of industry concentration, be classified in the industry of their parent's corporation. In addition, Prime Money Market Fund may invest 25% or more of the value of its total assets in instruments issued by a U.S. branch of a domestic bank or savings association having capital, surplus, and undivided profits in excess of $100,000,000 at the time of investment. Concentrating investments in one industry may subject Prime Money Market Fund to more risk than if it did not concentrate.

INVESTMENT RISKS

ECDs, ETDs, Yankee CDs, Canadian Commercial Paper, and Europaper are subject to different risks than domestic obligations of domestic banks or corporations. Examples of these risks include international economic and political developments, foreign governmental restrictions that may adversely affect the payment of principal or interest, foreign withholding or other taxes on interest income, difficulties in obtaining or enforcing a judgment against the issuing entity, and the possible impact of interruptions in the flow of international currency transactions. Risks may also exist for ECDs, ETDs, and Yankee CDs because the banks issuing these instruments, or their domestic or foreign branches, are not necessarily subject to the same regulatory requirements that apply to domestic banks, such as reserve requirements, loan limitations, examinations, accounting, auditing, recordkeeping, and the public availability of information. These factors will be carefully considered by Prime Money Market Fund's adviser in selecting investments for the Fund.

CERTAIN OTHER PORTFOLIO STRATEGIES. Prime Money Market Fund may also invest or engage in repurchase agreements, lending of portfolio securities and when-issued and delayed delivery transactions. See "Portfolio Investments and Strategies."

TREASURY MONEY MARKET FUND

The investment objective of Treasury Money Market Fund is current income consistent with stability of principal and liquidity. This investment objective cannot be changed without shareholder approval. While there is no assurance that Treasury Money Market Fund will achieve its investment objective, it endeavors to do so by complying with the diversification and other requirements of Rule 2a-7 under the Investment Company Act of 1940 (the "Act") which regulates money market mutual funds and by following the investment policies described in this prospectus.

Treasury Money Market Fund pursues its investment objective by investing only in a portfolio of short-term U.S. Treasury securities. The average maturity of U.S. Treasury securities in its portfolio, computed on a dollar-weighted basis, will be 90 days or less, and the Treasury Money Market Fund will invest only in securities with remaining maturities of 13 months or less at the time of purchase. Unless indicated otherwise, the investment policies may be changed by the Trustees without shareholder approval. Shareholders will be notified before any material change in these policies becomes effective.

ACCEPTABLE INVESTMENTS. Treasury Money Market Fund invests only in short-term U.S. Treasury securities which are issued by the U.S. government and are fully guaranteed as to principal and interest by the United States.

CERTAIN OTHER PORTFOLIO STRATEGIES. Treasury Money Market Fund may also invest or engage in repurchase agreements, lending of portfolio securities and when-issued and delayed delivery transactions. See "Portfolio Investments and Strategies."

PORTFOLIO INVESTMENTS AND STRATEGIES
--------------------------------------------------------------------------------

REPURCHASE AGREEMENTS

Certain securities in which the Funds invest may be purchased pursuant to repurchase agreements. Repurchase agreements are arrangements in which banks, broker/dealers, and other recognized financial institutions sell securities to the Funds and agree at the time of sale to repurchase them at a mutually agreed upon time and price. To the extent that the seller does not repurchase the securities from the Funds, the Funds could receive less than the repurchase price on any sale of such securities.

WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS

The Funds may purchase securities on a when-issued or delayed delivery basis. These transactions are arrangements in which the Funds purchase securities with payment and delivery scheduled for a future time. The seller's failure to complete these transactions may cause the Funds to miss a price or yield considered to be advantageous. Settlement dates may be a month or more after entering into these transactions, and the market values of the securities purchased may vary from the purchase prices. Accordingly, the Funds may pay more or less than the market value of the securities on the settlement date.

The Funds may dispose of a commitment prior to settlement if the adviser deems it appropriate to do so. In addition, the Funds may enter into transactions to sell their purchase commitments to third parties at current market values and simultaneously acquire other commitments to purchase similar securities at later dates. The Funds may realize short-term profits or losses upon the sale of such commitments.

LENDING OF PORTFOLIO SECURITIES

In order to generate additional income, the Funds may lend portfolio securities on a short-term or long-term basis, or both, to broker/dealers, banks, or other institutional borrowers of securities. The Funds will only enter into loan arrangements with broker/dealers, banks, or other institutions which the adviser has determined are creditworthy under guidelines established by the Trustees, and will receive collateral at all times equal to at least 100% of the value of the securities loaned.

INVESTING IN SECURITIES OF OTHER INVESTMENT COMPANIES

The Funds may invest their assets in securities of other investment companies as an efficient means of carrying out their investment policies. It should be noted that investment companies incur certain expenses, such as management fees, and, therefore, any investment by the Funds in shares of other investment companies may be subject to such duplicate expenses.

INVESTMENT LIMITATIONS
--------------------------------------------------------------------------------

The Funds will not:

     - borrow money directly or through reverse repurchase agreements (arrangements in which a Fund sells a portfolio instrument for a percentage of its cash value with an agreement to buy it back on a set date) or pledge securities except, under the following certain circumstances: Treasury Money Market Fund may borrow money and engage in reverse repurchase agreements in amounts up to one-third of the value of its total assets and pledge up to 15% of the value of its total assets to secure such borrowings; and Prime Money Market Fund may borrow up to one-third of the value of its total assets and pledge assets to secure such borrowings.

The above limitation cannot be changed without shareholder approval. The following limitation, however, may be changed by the Trustees without shareholder approval. Shareholders will be notified before any material change in these limitations becomes effective.

Treasury Money Market Fund will not:

     - invest more than 10% of its respective net assets in illiquid securities, including repurchase agreements providing for settlement more than seven days after notice and certain restricted securities not determined by the Trustees to be liquid.

TRUST INFORMATION
--------------------------------------------------------------------------------

MANAGEMENT OF THE TRUST

BOARD OF TRUSTEES. The Trust is managed by a Board of Trustees. The Trustees are responsible for managing the Funds' business affairs and for exercising all the Trust's powers except those reserved for the shareholders. An Executive Committee of the Board of Trustees handles the Board's responsibilities between meetings of the Board.

INVESTMENT ADVISER. Pursuant to an investment advisory contract with the Trust, investment decisions for the Funds are made by ParkSouth Corporation, (the "Adviser"), subject to direction by the Trustees. The Adviser continually conducts investment research and supervision for the Funds and is responsible for the purchase and sale of portfolio instruments.

ADVISORY FEES. The Adviser receives an annual investment advisory fee equal to 0.50% of the Funds' average daily net assets. The Adviser may voluntarily choose to waive a portion of its fee or reimburse the Funds for certain operating expenses. The Adviser can terminate this voluntary waiver of its advisory fees at any time at its sole discretion.

ADVISER'S BACKGROUND. ParkSouth Corporation is a registered investment adviser providing investment management services to individuals and institutional clients. ParkSouth is a subsidiary of Deposit Guaranty National Bank (the "Bank"), a national banking association founded in 1925 which, in turn, is a subsidiary of Deposit Guaranty Corp. ("DGC"). Through its subsidiaries and affiliates, DGC offers a full range of financial services to the public, including commercial lending, depository services, cash management, brokerage services, retail banking, mortgage banking, investment advisory services and trust services.

On or about May 1, 1998, DGC merged with First American Corporation, another bank holding company. Under the Act, this merger resulted in the assignment and termination of the Funds' investment advisory contract with ParkSouth. Pursuant to an exemptive order granted to the Funds by the SEC, the Funds entered into a new investment advisory contract with ParkSouth without the approval of shareholders. The new contract is substantially identical to the old investment advisory contract. The Funds have undertaken to seek shareholder approval of the new contract prior to September 30, 1998.

ParkSouth manages, in addition to the Funds in the DG Investor Series, $320 million in common trust fund assets as of December 31, 1997. ParkSouth (which succeeded to the investment advisory business of the Bank in 1997), or the Bank, have served as the adviser to the Trust since May 5, 1992.

As part of its regular banking operations, the Bank may make loans to public companies. Thus, it may be possible, from time to time, for the Funds to hold or acquire the securities of issuers which are also lending clients of the Bank. The lending relationships will not be a factor in the selection of securities.

DISTRIBUTION OF FUND SHARES

Federated Securities Corp. is the principal distributor for the Funds. It is a Pennsylvania corporation organized on November 14, 1969, and is the principal distributor for a number of investment companies. Federated Securities Corp. is a subsidiary of Federated Investors, Inc.

DISTRIBUTION AND SHAREHOLDER SERVICES PLANS. Under a distribution plan adopted in accordance with the Investment Company Act Rule 12b-1 (the "Plan"), the Funds may pay to the distributor an amount computed at an annual rate of 0.25% of the average daily net asset value of the Funds to finance any activity which is principally intended to result in the sale of shares subject to the Plan. The distributor may select financial institutions such as banks, fiduciaries, custodians for public funds, investment advisers, and broker/dealers ("brokers") to provide distribution and/or administrative services as agents for their clients or customers. Treasury Money Market Fund will not accrue or pay 12b-1 fees until a separate class of shares has been created for certain institutional investors.

The distributor may from time to time and for such periods as it deems appropriate, voluntarily reduce its compensation under the Plan to the extent the expenses attributable to the shares exceed such lower expense limitations as the distributor may, by notice to the Trust, voluntarily declare to be effective.

The distributor will pay financial institutions a fee based upon shares subject to the Plan and owned by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid will be determined from time to time by the distributor.

The Funds' Plan is a compensation type plan. As such, the Funds make no payments to the distributor except as described above. Therefore, the Funds do not pay for unreimbursed expenses of the distributor, including amounts expended by the distributor in excess of amounts received by it from the Funds, interest, carrying or other financing charges in connection with excess amounts expended, or the distributor's overhead expenses. However, the distributor may be able to recover such amounts or may earn a profit from future payments made by the Funds under the Plan.

In addition, the Funds have adopted a Shareholder Services Plan (the "Services Plan") with respect to its shares. Under the Services Plan, financial institutions will enter into shareholder service agreements with the Funds to provide administrative support services to their customers who from time to time may be owners of record or beneficial owners of the shares. In return for providing these support services, a financial institution may receive payments from each Fund at a rate not exceeding 0.15% of the average daily net assets of the shares beneficially owned by the financial institution's customers for whom it is holder of record or with whom it has a servicing relationship. These administrative services may include, but are not limited to, the provision of personal services and maintenance of shareholder accounts.

The Glass-Steagall Act prohibits a depository institution (such as a commercial bank or a savings and loan association) from being an underwriter or distributor of most securities. In the event the Glass-Steagall Act is deemed to prohibit depository institutions from acting in the administrative capacities described above or should Congress relax current restrictions on depository institutions, the Trustees will consider appropriate changes in the services.

ADMINISTRATIVE ARRANGEMENTS. The distributor may pay financial institutions a fee with respect to the average net asset value of shares held by their customers for providing administrative services. This fee, if paid, will be reimbursed by the Adviser and not the Funds.

ADMINISTRATION OF THE FUNDS
--------------------------------------------------------------------------------

ADMINISTRATIVE SERVICES. Federated Administrative Services, a subsidiary of Federated Investors, provides administrative personnel and services (including certain legal and financial reporting services) necessary to operate the Funds. Such services include shareholder servicing and certain legal and accounting services. Federated Administrative Services provides these at an annual rate as specified below:

     MAXIMUM                      AVERAGE AGGREGATE
ADMINISTRATIVE FEE          DAILY NET ASSETS OF THE TRUST
------------------       -----------------------------------
      0.15%                   on the first $250 million
      0.125%                  on the next $250 million
      0.10%                   on the next $250 million
      0.075%                  on assets in excess of $750 million

The administrative fee received during any fiscal year shall be at least $100,000 per portfolio. Federated Administrative Services may choose voluntarily to waive a portion of its fee at any time.

EXPENSES OF THE FUNDS

Each Fund pays all of its own expenses and its allocable share of Trust expenses.

These expenses include, but are not limited to the cost of: organizing the Trust and continuing its existence; registering the Fund and its shares; Trustees fees; meetings of Trustees and shareholders and proxy solicitations therefor; auditing, accounting, and legal services; investment advisory and administrative services; custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; issuing, purchasing, repurchasing, and redeeming shares; reports to government agencies; preparing, printing and mailing documents to shareholders such as financial statements, prospectuses and proxies; taxes and commissions; insurance premiums; association membership dues; and such non-recurring and extraordinary items as may arise.

NET ASSET VALUE
--------------------------------------------------------------------------------

The Funds attempt to stabilize the net asset value of shares at $1.00 by valuing their portfolio securities using the amortized cost method. The net asset value per share is determined by subtracting total liabilities from total assets and dividing the remainder by the number of shares outstanding. The Funds cannot guarantee that its net asset value will always remain at $1.00 per share.

The net asset value is determined at 12:00 noon, 3:00 p.m. (Eastern time), and as of the close of trading (normally 4:00 p.m., Eastern time) on the New York Stock Exchange, Monday through Friday, except on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans' Day, Thanksgiving Day and Christmas Day.

INVESTING IN THE FUNDS
--------------------------------------------------------------------------------

SHARE PURCHASES

Fund shares are sold on days on which the New York Stock Exchange and the Federal Reserve Wire System are open for business. Fund shares may be ordered by telephone through procedures established with the Bank in connection with qualified account relationships. Such procedures may include arrangements under which certain accounts are swept periodically and amounts exceeding an agreed upon minimum are invested automatically in Fund shares. The Fund reserves the right to reject any purchase request.

THROUGH THE BANKS. To place an order to purchase shares of the Funds, open an account by calling Deposit Guaranty National Bank at (800) 748-8500. Information needed to establish the account will be taken over the telephone.

Payment may be made by either check, federal funds or by debiting a customer's account at the Banks.

Purchase orders must be received by 11:00 a.m. (Eastern time). Payment is required before 3:00 p.m. (Eastern time) on the same business day in order to earn dividends for that day.

CASH SWEEP PROGRAM. Shareholders of the Funds can have cash accumulations in demand deposit accounts with subsidiaries or affiliates of the Bank automatically invested in Prime Money Market Fund or Treasury Money Market Fund on a day selected by the institution and its customer or when the demand deposit account reaches a predetermined dollar amount. Participating financial institutions are responsible for prompt transmission of orders relating to the program, and they may charge for their services. Investors should read this prospectus along with the financial institution's agreement or literature describing these services and fees.

MINIMUM INVESTMENT REQUIRED

The minimum initial investment in the Funds is $1,000. Subsequent investments may be in amounts of $50 or more with regard to the Prime Money Market Fund, and $100 or more with regard to the Treasury Money Market Fund. The Funds may waive the initial minimum investment for employees of Deposit Guaranty Corp. and its affiliates from time to time.

SYSTEMATIC INVESTMENT PROGRAM

Once an account has been opened, shareholders may add to their investment on a regular basis in a minimum amount of $50. Under this program, funds may be automatically withdrawn periodically from the shareholder's checking account and invested in Fund shares. A shareholder may apply for participation in this program through the Bank.

EXCHANGE PRIVILEGE
--------------------------------------------------------------------------------

All shareholders of the Funds are shareholders of DG Investor Series, which, in addition to the Funds, is composed of the following seven portfolios: DG Equity Fund, DG Opportunity Fund, DG International Equity Fund, DG Mid Cap Fund, DG Limited Term Government Income Fund, DG Government Income Fund, and DG Municipal Income Fund.

Shareholders in any of the Funds have easy access to all of the other Funds.

EXCHANGING SHARES

Shareholders of any Fund in DG Investor Series may exchange shares for the shares of any other Fund in DG Investor Series. Prior to any exchange, the shareholder must receive a copy of the current prospectus of the Fund into which an exchange is to be effected. Shares may be exchanged at net asset value, plus the difference between the sales charge (if any) already paid and any sales charge of the Fund into which shares are to be exchanged, if higher.

When an exchange is made from a Fund with a sales charge to a Fund with no sales charge, the shares exchanged and additional shares which have been purchased by reinvesting dividends on such shares retain the character of the exchanged shares for purposes of exercising further exchange privileges; thus, an exchange of such shares for shares of a Fund with a sales charge would be at net asset value.

Upon receipt of proper instructions and all necessary supporting documents, shares submitted for exchange will be redeemed at the next-determined net asset value. Written exchange instructions may require a signature guarantee. Exercise of this privilege is treated as a sale for federal income tax purposes and, depending on the circumstances, a short or long-term capital gain or loss may be realized. The exchange privilege may be terminated at any time. Shareholders will be notified of the termination of the exchange privilege. A shareholder may obtain further information on the exchange privilege by calling the Bank. Telephone exchange instructions may be recorded. If reasonable procedures are not followed by the Funds, they may be liable for losses due to unauthorized or fraudulent telephone instructions.

REDEEMING SHARES
--------------------------------------------------------------------------------

Shares are redeemed at their net asset value next determined after the Bank receives the redemption request. Redemptions will be made on days on which the Funds computes their net asset value. Redemption requests cannot be executed on days on which the New York Stock Exchange is closed or on Federal holidays when wire transfers are restricted. Requests for redemption can be made by telephone or by mail.

THROUGH THE BANK

BY TELEPHONE. A shareholder who is a customer of the Bank may redeem shares of a Fund by calling Deposit Guaranty National Bank at (800) 748-8500.

For orders received before 11:00 a.m. (Eastern time), proceeds will normally be wired the same day to the shareholder's account at the Bank or a check will be sent to the address of record. Those shares will not be entitled to the dividend declared on the day the redemption request was received.

Proceeds from redemption requests received on holidays when wire transfers are restricted will be wired the following business day. In no event will proceeds be sent more than seven days after a proper request for redemption has been received. An authorization form permitting the Funds to accept telephone requests must first be completed. Authorization forms and information on this service are available from the Bank. Telephone redemption instructions may be recorded. If reasonable procedures are not followed by the Funds, they may be liable for losses due to unauthorized or fraudulent telephone instructions.

In the event of drastic economic or market changes, a shareholder may experience difficulty in redeeming by telephone. If such a case should occur, another method of redemption should be utilized, such as a written request to Federated Shareholder Services Company or the Bank.

If at any time the Funds determine it necessary to terminate or modify this method of redemption, shareholders would be promptly notified.

BY MAIL. Any shareholder may redeem Fund shares by sending a written request to the Bank. The written request should include the shareholder's name, the Fund name, the account number, and the share or dollar amount requested, and should be signed exactly as the shares are registered. If share certificates have been issued, they should be sent unendorsed with the written request by registered or certified mail. Shareholders should call the Bank for assistance in redeeming by mail.

SIGNATURES. Shareholders requesting a redemption of any amount to be sent to an address other than on record with the Funds, or a redemption payable other than to the shareholder of record must have signatures on written redemption requests guaranteed by:

     - a trust company or commercial bank whose deposits are insured by the BIF, which is administered by the Federal Deposit Insurance Corporation ("FDIC");

     - a member of the New York, American, Boston, Midwest, or Pacific Stock Exchange;

     - a savings bank or savings association whose deposits are insured by the SAIF, which is administered by the FDIC; or

     - any other "eligible guarantor institution," as defined in the Securities Exchange Act of 1934.

The Funds do not accept signatures guaranteed by a notary public.

The Funds and Federated Shareholder Services Company have adopted standards for accepting signature guarantees from the above institutions. The Funds may elect in the future to limit eligible signature guarantors to institutions that are members of a signature guarantee program. The Funds and Federated Shareholder Services Company reserve the right to amend these standards at any time without notice.

Normally, a check for the proceeds is mailed within one business day, but in no event more than seven days, after receipt of a proper written redemption request.

SYSTEMATIC WITHDRAWAL PROGRAM

Shareholders who desire to receive payments of a predetermined amount may take advantage of the Systematic Withdrawal Program. Under this program, Fund shares are redeemed to provide for periodic withdrawal payments in an amount directed by the shareholder. Depending upon the amount of the withdrawal payments and the amount of dividends paid with respect to Fund shares, redemptions may reduce, and eventually deplete, the shareholder's investment in the Fund. For this reason, payments under this program should not be considered as yield or income on the shareholder's investment in the Fund. To be eligible to participate in this program, a shareholder must have an account value of at least $10,000. A shareholder may apply for participation in this program through the Bank.

ACCOUNT AND SHARE INFORMATION
--------------------------------------------------------------------------------

DIVIDENDS. Dividends are declared daily and paid monthly. Dividends are automatically reinvested on payment dates in additional shares of the Funds unless cash payments are requested by writing to the Funds or the Bank as appropriate. Purchase orders must be received by the Bank before 11:00 a.m. (Eastern time). Payment is required before 3:00 p.m. (Eastern time) on the same business day in order to earn dividends for that day.

CAPITAL GAINS. The Funds do not expect to realize any capital gains or losses. If capital gains or losses were to occur, they could result in an increase or decrease in dividends. The Funds will distribute in cash or additional shares any realized net long-term capital gains at least once every 12 months.

CERTIFICATES AND CONFIRMATIONS. As transfer agent for the Funds, Federated Shareholder Services Company maintains a share account for each shareholder. Share certificates are not issued. Monthly confirmations are sent to report all transactions as well as dividends paid during the month.

ACCOUNTS WITH LOW BALANCES. Due to the high cost of maintaining accounts with low balances, the Funds may redeem shares in any account, and pay the proceeds to the shareholder if the account balance falls below a required minimum value of $1,000 due to shareholder redemptions.

Before shares are redeemed to close an account, the shareholder is notified in writing and allowed 30 days to purchase additional shares to meet the minimum requirement.

VOTING RIGHTS. Each share of each Fund gives that shareholder one vote in Trustee elections and other matters submitted to shareholders for vote. All shares of each portfolio in the Trust have equal voting rights, except that in matters affecting only a particular portfolio, only shareholders of that portfolio are entitled to vote. The Trust is not required to hold annual shareholder meetings. Shareholder approval will be sought only for certain changes in the Trust's or the Funds' operation and for election of Trustees under certain circumstances.

Trustees may be removed by the Trustees or by shareholders at a special meeting. A special meeting shall be called by the Trustees upon the written request of shareholders owning at least 10% of the outstanding shares of the Trust entitled to vote.

As of June 1, 1998, National Financial Services Corp., New York, NY, for the exclusive benefit of its customers, was the owner of record of approximately 213,481,023 shares (99.59%) of Prime Money Market Fund, and therefore, may for certain purposes be deemed to control the Fund and be able to affect the outcome of certain matters presented for a vote of shareholders.

As of June 1, 1998, Deposit Guaranty National Bank, Jackson, MS, acting in various capacities for numerous accounts, was the owner of record of approximately 197,002,462 shares (65.04%) of Treasury Money Market Fund, and therefore, may for certain purposes be deemed to control the Fund and be able to affect the outcome of certain matters presented for a vote of shareholders.

EFFECT OF BANKING LAWS
--------------------------------------------------------------------------------

The Glass-Steagall Act and other banking laws and regulations presently prohibit a bank holding company registered under the Bank Holding Company Act of 1956 or any bank or non-bank affiliate thereof from sponsoring, organizing or controlling a registered, open-end investment company continuously engaged in the issuance of its shares, and from issuing, underwriting, selling or distributing securities in general. Such laws and regulations do not prohibit such a holding company or bank or non-bank affiliate from acting as investment adviser, transfer agent or custodian to such an investment company or from purchasing shares of such a company as agent for and upon the order of their customer.

Some entities providing services to the Funds are subject to such banking laws and regulations. They believe, based on the advice of counsel, that they may perform those services for the Funds contemplated by any agreement entered into with the Trust without violating the Glass-Steagall Act or other applicable banking laws or regulations. Changes in either federal or state statutes and regulations relating to the permissible activities of banks and their subsidiaries or affiliates, as well as further judicial or administrative decisions or interpretations of present or future statutes and regulations, could prevent these entities from continuing to perform all or a part of the above services. If this happens, the Trustees would consider alternative means of continuing available investment services. It is not expected that Fund shareholders would suffer any adverse financial consequences as a result of any of these occurrences.

TAX INFORMATION
--------------------------------------------------------------------------------

FEDERAL INCOME TAX

Each Fund will pay no federal income tax because it expects to meet requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to receive the special tax treatment afforded to such companies.

Each Fund will be treated as a single, separate entity for federal income tax purposes so that income (including capital gains) and losses realized by the Trust's other portfolios will not be combined for tax purposes with those realized by the individual Funds.

Unless otherwise exempt, shareholders are required to pay federal income tax on any dividends and other distributions received. This applies whether dividends and distributions are received in cash or as additional shares. The Funds will provide detailed tax information for reporting purposes.

STATE AND LOCAL TAXES

Shareholders are urged to consult their own tax advisers regarding the status of their accounts under state and local tax laws.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

From time to time, the Funds advertise their yield, effective yield and total return.

Yield represents the annualized rate of income earned on an investment over a seven-day period. It is the annualized dividends earned during the period on an investment shown as a percentage of the investment. The effective yield is calculated similarly to the yield, but when annualized, the income earned by an investment is assumed to be reinvested daily. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

Advertisements and sales literature may also refer to total return. Total return represents the change, over a specified period of time, in the value of an investment in the shares after reinvesting all income distributions. It is calculated by dividing that change by the initial investment and is expressed as a percentage.

From time to time, advertisements for the Funds may refer to ratings, rankings, and other information in certain financial publications and/or compare the Funds' performance to certain indices.

ADDRESSES
--------------------------------------------------------------------------------

DG Investor Series
                    DG Prime Money Market Fund        5800 Corporate Drive
                    DG Treasury Money Market Fund     Pittsburgh, PA 15237-7010
                    (formerly, DG U.S. Government
                    Money Market Fund)
-------------------------------------------------------------------------------

Distributor
                    Federated Securities Corp.        Federated Investors Tower
                                                      1001 Liberty Avenue
                                                      Pittsburgh, PA 15222-3779
-------------------------------------------------------------------------------

Investment Adviser
                    ParkSouth Corporation              P.O. Box 1200
                                                       Jackson, MS 39215-1200
-------------------------------------------------------------------------------

Custodian
                  State Street Bank and Trust Company  P.O. Box 1713
                                                       Boston, MA 02266-8600
-------------------------------------------------------------------------------

Transfer Agent and Dividend Disbursing Agent
             Federated Shareholder Services Company  Federated Investors Tower
                                                     1001 Liberty Avenue
                                                     Pittsburgh, PA 15222-3779
-------------------------------------------------------------------------------

Independent Accountants
                    KPMG Peat Marwick LLP            One Mellon Bank Center
                                                     Pittsburgh, PA 15219
-------------------------------------------------------------------------------

Deposit Guaranty National Bank                       DGB-14
                    Mutual Funds Services            P.O. Box 1200
                                                     Jackson, MS 39215-1200
-------------------------------------------------------------------------------